SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               NEWCOR, INC.
               (Name of Registrant as Specified In Its Charter)

                       ____________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:
        _______________________________________________________________________
    (2) Aggregate number of securities to which transaction applies:
        _______________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        _______________________________________________________________________
    (4) Proposed maximum aggregate value of transaction:
        _______________________________________________________________________
    (5) Total fee paid:
        _______________________________________________________________________
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid: ________________________________________________
    2) Form, Schedule or Registration Statement No.: __________________________
    3) Filing Party: __________________________________________________________
    4) Date Filed: ____________________________________________________________

                                 NEWCOR, INC.
                         1825 S. Woodward, Suite 240
                       Bloomfield Hills, Michigan 48302

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                March 5, 1997

To the Shareholders of NEWCOR, INC.

      Notice is hereby given that the Annual Meeting of Shareholders of Newcor, Inc. will be held at the Troy Marriott, 200 W. Big Beaver Road, Troy, Michigan, on Wednesday, March 5, 1997, at nine thirty o'clock in the morning, for the following purposes:

      1. To elect three Directors to serve until the 2000 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

      2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

      The close of business on January 16, 1997, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

      You are cordially invited to attend the meeting in person. If you do not expect to be present, please mark, sign and date the enclosed proxy and mail it in the return envelope, which requires no postage if mailed in the United States. It will assist us in preparing for the meeting if shareholders will return their signed proxies promptly regardless of whether they expect to attend in person and whether they own few or many shares. The proxy may be withdrawn at any time prior to being voted.

                      By Order of the Board of Directors

                                            /s/ Thomas D. Parker
                                            ---------------------------
                                            Thomas D. Parker, Secretary

Bloomfield Hills, Michigan
February 3, 1997

                                  NEWCOR, INC.
                          1825 S. Woodward, Suite 240
                        Bloomfield Hills, Michigan 48302

                                PROXY STATEMENT

                         Annual Meeting of Shareholders
                          to be held on March 5, 1997

      This Proxy Statement is furnished to the holders of the Common Stock, par value $1.00, of Newcor, Inc. (the "Company"), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held March 5, 1997, at nine thirty o'clock in the morning, local time, at the Troy Marriott Hotel, 200 W. Big Beaver Road, Troy, Michigan, and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy will be first sent or given to shareholders on February 3, 1997.

      The cost of soliciting proxies by mail, telephone, telegraph, or in person will be paid by the Company. The Company will reimburse banks or brokers holding stock in the names of nominees for the reasonable out-of-pocket expense of sending soliciting material to the beneficial owners of such stock and obtaining their proxies.

      The shares represented by the enclosed proxy will be voted at the Annual Meeting if the proxy is duly executed and timely returned. The proxy is subject to revocation at any time before it is exercised. If a proxy is signed but no specification is made on the form of proxy, the shares represented by such proxy will be voted FOR the election as Directors of the nominees listed thereon.

      As of the close of business on January 16, 1997, (the record date fixed for the Annual Meeting), the Company had outstanding 5,362,913 shares of Common Stock, $1.00 par value (the "Common Stock"), each of which shares, excluding 666,098 treasury shares, is entitled to one vote on each matter presented to the meeting. The only persons entitled to notice of and to vote at the Annual Meeting are those persons who were record holders of such shares at the record date for the meeting.

Principal Holders of Voting Securities

      So far as is known to the Company, the only persons which owned beneficially on January 16, 1997, more than 5% of the outstanding shares of Common Stock (excluding treasury shares) were:

Dimensional Fund Advisors Inc.   -- 288,669 shares or  6.17%(1)
1299 Ocean Avenue
Santa Monica, California 90401

David L. Babson & Co., Inc.      -- 554,700 shares or 11.81%(2)
One Memorial Drive
Cambridge, MA 02142-1300

Shirley E. Gofrank               -- 263,732 shares or  5.61%(3)
3001 W. Big Beaver
Troy, MI 48084

Catherine A. Gofrank             -- 269,882 shares or  5.75%(4)
26555 Evergreen Rd.
Southfield, MI 48076-4285

----------------
(1) Based on a Schedule 13G, as amended through Amendment No. 8 dated February 7, 1996, filed with the Securities and Exchange Commission (the "Commission") by Dimensional Fund Advisors, Inc. ("Dimensional"). The amended schedule reports that Dimensional is a registered investment advisor, that all of the reported shares are owned by advisory clients of Dimensional, and that Dimensional has sole

                                      1


    voting power over 188,094 of the reported shares and sole dispositive power over all of them. Information reported in the amended schedule is as of December 31, 1995.

(2) Based on a Schedule 13G, as amended through Amendment No. 3 dated February 12, 1996, filed with the Commission by David L. Babson & Co., Inc. ("Babson"). The amended schedule reports that Babson is a registered investment advisor having sole voting power over 379,850 of the reported shares, shared voting power over 174,850 of them, and sole dispositive power over all of them. Information reported in the amended schedule is as of December 31, 1995.

(3) Based on a Schedule 13D dated July 10, 1996 filed with the Commission by Shirley E. Gofrank and supplementary updating information provided to the company by Ms. Gofrank in her capacity as a Director of the Company. The reported shares include 39,628 shares over which Ms. Gofrank has sole voting and dispositive power, 250 shares subject to an option which will become exercisable within 60 days, and 223,854 shares over which Ms. Gofrank shares voting and dispositive power with her sister, Catherine A. Gofrank, in their capacity as successor co-trustees of a trust established by their father during his lifetime. The amount reported does not include 346 shares owned by Ms. Shirley Gofrank's husband, over which she has no voting or dispositive power.

(4) Based on a Schedule 13D dated July 8, 1996 filed with the Commission by Catherine A. Gofrank. The reported shares include 46,028 shares over which Ms. Gofrank has sole voting and dispositive power and the 223,854 shares held by the trust referred to in note (3).


Independent Public Accountants

      Coopers & Lybrand, L.L.P., the auditors for fiscal 1996, have been reappointed for fiscal 1997. They will have a representative at the Annual Meeting to respond to appropriate questions by shareholders and to make a statement if they desire to do so.

                             ELECTION OF DIRECTORS

      Pursuant to the provisions of the Certificate of Incorporation of the Company, members of the Company's Board of Directors (the "Board") are divided into three classes. One class of Directors is elected each year for a term of three years and until their successors have been elected and have qualified. Three Directors are to be elected at the Annual Meeting to the class of Directors with terms scheduled to expire in 2000. The Board's nominees for election to the 2000 class are incumbent Directors Jack R. Lousma, Richard A. Smith and Kurt O. Tech.

      Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, Directors will be elected at the Annual Meeting, from among those persons duly nominated for such positions, by a plurality of the votes actually cast by holders of Common Stock who are present in person, or represented by proxy, and entitled to vote at the meeting. Thus, for this year, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as Directors will be elected, regardless of the number of votes which for any reason, including abstention, broker non-vote, or withholding of authority to vote, are not cast for the election of such nominees.

      It is intended that votes for election as Directors will be cast pursuant to the proxies hereby solicited (except to the extent authority is withheld) for the nominees named above. If any nominee shall be unable to serve, the proxies will be voted for such other person as may be nominated by the current Board of Directors. At present, the Company has no reason to believe that any named nominee will be unable to serve if elected.

      The following table sets forth information relating to each nominee, each Director of the Company whose term continues beyond 1997, and each Executive Officer of the Company who is neither a Director nor a nominee, based in each case on data furnished by such person, and the holdings of Common Stock of all Directors and Executive Officers as a group. Except as indicated by footnote, each person exercises sole voting and investment power with respect to shares shown.

                                                                           Shares of
   Name, Principal Occupation or                                          Common Stock
   Employment at Present and for                      Served as a           Owned          Percent
    Past Five Years and Certain                       Director of the    Beneficially at     of
Directorships, or Identity of Group            Age    Company Since    January 16, 1997     Class
-----------------------------------            ---    ---------------  ----------------  ---------
                     Nominees for Terms Expiring in 2000
Jack R. Lousma(2),(3), President of
Diamond General Development Corp.,
developer and manufacturer of products
for the dental industry, since July
1996 and, prior thereto, Vice President
of Marketing (1994-1996); President
of Michigan Columbia Corp., an aerospace
engineering/consulting company; Vice
President Marketing and Sales of Aero
Sport, Inc., developer and marketer of
analyzers for the medical industry,
1993-1994; President of Consortium for
International Earth Science Information
Network (non-profit) 1989-93;
Director of Republic Bank ...............       60     1991               4,900(8)             .10%

Richard A. Smith(1), from December
1990 until his retirement in March
1995, President and Chief Executive
Officer of Newcor, Inc.; President
and Chief Operating Officer of
Newcor, Inc., May 1986 through
December 1990; Director of GMI
Engineering and Management
Institute and of Coating
Specialties, Inc ........................       57     1987              64,165(5)(8)         1.37%

Kurt O. Tech(1),(2),(3), prior to
his retirement in 1980, President
of The Cross Company ....................       75     1981              11,197(8)             .24%

                     Directors Whose Terms Expire in 1999
Frank L. Klapperich, Jr.(1),(2),(4),
President of Charter Capital
Corporation, a personal investment
firm; Director of Washington National
Corporation, a life and disability
insurance company, and of T.C.
Manufacturing Co., Inc., a chemical
coatings and plastic packaging
manufacturer ........................           62     1991              10,250(8)             .22%

William A. Lawson(1),(4), Chairman
of the Board of Newcor, Inc. since
March 1991 and, prior thereto, Vice
Chairman; Chairman and CEO of
Atlantic Eagle, Inc., a
manufacturer of parts and equipment
for the packaging industry, since
October 1995; Chairman of W. A.
Lawson Associates, investments and
consulting;. Director of Energy
Research Corp .......................           63     1988             117,891(8)            2.50%

                     Directors Whose Terms Expire in 1998
Jerry D. Campbell(3),(4), Chairman
and CEO of Republic Bancorp Inc.;
Director of PICOM Insurance Co.;
Director of Mercantile Bank of
Naples, Florida ...................             56     1987              46,783(8)            1.00%

Shirley E. Gofrank(2), President
and Managing Director of Gofrank &
Mattina, P.C., a public accounting
firm ..............................             48     1995             263,732(5)(6)(8)      5.61%

W. John Weinhardt(1), President and
Chief Executive Officer of Newcor,
Inc. since March 1995; Vice
President and Group Executive of
Danaher Corp., a diversified
manufacturer of automotive
products, process-environmental
controls and hand tools, November
1990-January 1995; President and
CEO of Fayette Tubular Products,
Inc. (Danaher subsidiary), November
1991-January 1995 .................             45     1995              58,211(7)(8)         1.23%

                                      3

                                                                           Shares of
   Name, Principal Occupation or                                          Common Stock
   Employment at Present and for                      Served as a           Owned          Percent
    Past Five Years and Certain                       Director of the    Beneficially at     of
Directorships, or Identity of Group            Age    Company Since    January 16, 1997     Class
-----------------------------------            ---    ---------------  ----------------  ---------

                       Non-Director Executive Officers
Robert C. Ballou, Group Vice
President Precision Machined
Products of Newcor, Inc. since
October 1995; Director of
Manufacturing of MascoTech, an
automotive supplier, 1992-1995;
Director of Manufacturing Services
of Holley Automotive Division of
Coltec Inc., 1989-1992 ............             43                        4,624(7)(8)          .10%

John D. Borseth, Group Vice
President Special Machines of
Newcor, Inc. since November 1994;
Senior Vice President Corporate
Sales & Marketing of Newcor, Inc.,
1993-1994; Vice President Sales and
Marketing of Giddings & Lewis, a
machine tool company, 1989-1993 ...             60                       15,639(7)(8)          .33%

John Garber, Vice President
Finance, Treasurer and Chief
Financial Officer of Newcor, Inc.
since September 1991 ..............             55                       12,866(7)(8)          .27%

Thomas D. Parker, Vice President
Human Resources and Secretary of
Newcor, Inc. since June 1994; Vice
President Human Resources of
Newcor, Inc. since 1992; Director
Human Resources of Newcor, Inc.
1983-1992 .........................             49                        3,160(7)(8)          .07%

Dennis H. Reckinger, Group Vice
President Rubber and Plastic of
Newcor, Inc. since December 1995;
President and General Manager of
Midwest Rubber Division of Newcor,
Inc. since 1967 ...................             61                        5,545(7)(8)          .12%

All Directors and Executive
Officers as a group
(13 persons) ......................                                     618,963(5)(6)(7)(8)  12.95%

----------------
(1) Member of the Executive Committee (By virtue of his position as Chairman of the Board, Mr. Lawson also is entitled to attend all meetings of Board committees, but he has no right to vote on any matter coming before any committee other than the Executive Committee and the Finance Committee.)

(2) Member of the Audit Committee

(3) Member of the Compensation/Stock Option Committee

(4) Member of the Finance Committee

(5) Does not include shares held by spouses, the beneficial ownership of which is disclaimed as follows: Shirley E. Gofrank, 346; Richard A. Smith, 377.

(6) Includes shares held in trust where beneficial ownership is disclaimed as follows: Shirley E. Gofrank, co-trustee, 223,854.

(7) Includes shares held by 401(k) plan as follows: Robert C. Ballou, 124; John
    D. Borseth, 139; John Garber, 116; Thomas D. Parker, 85; Dennis H. Reckinger, 26; W. John Weinhardt, 1,211. These individuals have sole investment power but no voting power over these shares.

(8) Includes shares which may be acquired under stock options currently or within 60 days exercisable, as follows: Jerry D. Campbell, 250; Shirley E. Gofrank, 250; Frank L. Klapperich, Jr., 250; William A. Lawson, 14,744; Jack R. Lousma, 250; Richard A. Smith, 250; Kurt O. Tech, 250; Robert C. Ballou, 500; John D. Borseth, 6,000; John Garber, 4,688; Thomas D. Parker, 2,575; Dennis H. Reckinger, 2,250; W. John Weinhardt, 50,000; all Directors and Executive Officers as a group, 82,257.


      The Board of Directors held six meetings during the fiscal year ended October 31, 1996. The Executive Committee, which acts on behalf of the Board between board meetings, held three meetings during fiscal 1996. The Audit Committee, the function of which is to assist the Board of Directors in fulfilling its fiduciary responsibility relating to corporate accounting and reporting practices, and to maintain a direct and separate line of communication between the Board of Directors and the Company's independent auditors, held two meetings during the fiscal year. The Compensation/Stock Option Committee, the functions of which include reviewing current compensation practices, making recommendations to the Board for compensation of Directors and Officers, making recommendations in relation to the Company's 401(k) Plan, and administering the Company's stock-based plans, met twice during the fiscal year. (For more information concerning this committee, see "Compensation Committee Report" below). The Finance Committee, the duties of which include recommending dividend action to the Board after consultation with the Company's management, as well as providing the Board of Directors with such advice and recommendations as it may from time to time request concerning borrowings, issuance of securities, investment of cash balances and other investments, consists of three Directors. (By virtue of his position as Chief Financial Officer, Mr. Garber also is entitled to attend all meetings of the Finance Committee, but he has no right to vote upon any matter coming before that committee.) The Finance Committee's duties also include recommending persons to the Board for nominations to the Board of Directors. The Finance Committee does not solicit nominations from shareholders. The Finance Committee held three meetings during the 1996 fiscal year. During that year, all Directors attended at least 75% of all meetings of the Board of Directors and of committees on which they served.

Executive Compensation

      Summary Compensation Information. The table which follows provides information, for each of the Company's last three completed fiscal years in which they were Executive Officers, concerning the compensation of W. John Weinhardt, the Company's current Chief Executive Officer ("CEO") and the four other highest paid Executive Officers whose salaries and bonuses for the fiscal year ended October 31, 1996 exceeded $100,000.

                        SUMMARY COMPENSATION TABLE(1)

                                                                              Long-Term Compensation
                                                                            --------------------------
                                           Annual Compensation                          Awards
                              ------------------------------------------    --------------------------
                                                               Other                        Securities
                                                               Annual       Restricted      Underlying
         Name and                                             Compen-         Stock           Stock            All Other
    Principal Position        Year   Salary($)   Bonus($)   sation($)(2)   Awards($)(3)   Options(#)(4)    Compensation($)(5)
    ------------------        ----   ---------   --------   ------------   ------------   -------------    ------------------
W. J. Weinhardt  ..........   1996   $256,667    $176,000     $20,071          -0-              0 shares        $26,461
Pres. & CEO  ..............   1995   $166,667    $200,000     $20,171          -0-        100,000 shares        $27,211(6)
R. C. Ballou  .............   1996   $135,000    $ 51,000       -0-          $16,500        6,000 shares          -0-
Grp VP  ...................   1995   $ 11,250    $ 15,000       -0-            -0-              0 shares          -0-
J. D. Borseth  ............   1996   $159,675    $127,943       -0-            -0-              0 shares          -0-
Gr. VP  ...................   1995   $152,800       -0-         -0-            -0-              0 shares          -0-
J. Garber  ................   1996   $126,735    $ 51,315       -0-           $8,250        2,000 shares          -0-
Treasurer, VP&CFO  ........   1995   $120,700       -0-         -0-            -0-              0 shares          -0-
                              1994   $120,700       -0-         -0-            -0-              0 shares          -0-
D. H. Reckinger  ..........   1996   $129,200    $ 46,784       -0-           $6,188        2,500 shares          -0-
Grp VP

----------------
(1) Where compensation is reported for less than three years, the named executive was not an Executive Officer during the years omitted period.

(2) Amounts reported as Other Annual Compensation do not include any perquisites or other non-cash benefits provided to named executives, which in each case and for each fiscal year did not exceed 10% of the executive's aggregate salary and bonus for the year. The fiscal 1995 and 1996 amounts reported for Mr. Weinhardt represent a so-called "gross up" for taxes payable by him due to the Company's reimbursement of the life insurance premiums reported in this table under "All Other Compensation."

(3) Dollars reported in this column relate to awards of transfer-restricted but nonforfeitable shares of Common Stock received by the pertinent executives in fiscal 1997 under the Voluntary Program of the Company's 1996 Employee Incentive Stock Plan in exchange for portions of the cash bonuses awarded to

                                      5


    these executives for fiscal 1996 performance under the Company's cash incentive bonus plan. As required by Commission rules, dollars reported for each executive have been calculated by multiplying the NASDAQ-reported closing price for an unrestricted share of Common Stock on the grant date for the shares by the number of shares received. As contemplated by the 1996 Employee Incentive Stock Plan, the transfer restrictions thereby imposed on these shares lapse on the first anniversary of the grant date. The holders possess all of the normal rights of a holder of Common Stock with respect to these shares, including voting and dividend rights. As of the last business day of fiscal 1996, Mr. Reckinger held 700 shares of Common Stock received under the 1996 Employee Incentive Stock Plan still subject to transfer restrictions. None of the other named executives held any shares of Common Stock received under the 1996 Employee Incentive Stock Plan or any other company plan that were then still subject to transfer restrictions.

(4) Shares reported in this column include 4,000 subject to options acquired by Mr. Ballou, 2,000 subject to options acquired by Mr. Garber and 1,500 subject to options acquired by Mr. Reckinger as a result of participation in the Voluntary Program of the 1996 Employee Incentive Stock Plan. The other shares reported relate to options granted early in fiscal 1996 under the Discretionary Program of the Company's 1993 Management Stock Incentive Plan. Further information concerning these plans is provided below under "Certain Information Concerning Stock Options" and in the Compensation Committee Report.

(5) Except as otherwise indicated in note (6), all totals reported in this column represent reimbursement of premiums paid by Mr. Weinhardt on a $1,500,000 insurance policy on his life. Mr. Weinhardt is the owner of this policy, and the Company is not a beneficiary.

(6) Total includes $750 of director fees. Since March 8, 1995, Directors who also are employees of the Company or an affiliate are not paid any separate compensation for Board service. Prior to that date, employee Directors were paid meeting fees (but not retainers) on the same terms as described above.


      Certain Agreements with Executives. In connection with his engagement as President and CEO, W. John Weinhardt entered into an employment agreement with the Company for an initial term ending February 28, 1997. The agreement thereafter will extend for successive one year periods unless either party notifies the other during the initial term or such an extended term that the notifying party has elected to terminate the agreement at the end of that term. Under this agreement, Mr. Weinhardt is entitled to receive salary at a specified annual rate subject to periodic review by the Board (initially $250,000; currently $290,000), to cash bonuses under the Company's cash incentive bonus plan if and as earned, to participate in other employee benefit plans available to Company executives, to a $1,500,000 insurance policy on his life paid for by the Company, and to specified health insurance coverage for him and his family and certain other non-cash fringe benefits. A one-time cash bonus of $100,000 also was payable to Mr. Weinhardt under the agreement at the time he commenced his duties with the Company, and the agreement also contemplated a "guaranteed" bonus of $100,000 for fiscal 1995, which was paid to Mr. Weinhardt after year-end, and the grant that was made to him in fiscal 1995 of an option covering 100,000 shares of Common Stock.

      The employment agreement with Mr. Weinhardt would terminate immediately upon his death or permanent disability and is terminable at any time by either party upon 30 days prior written notice to the other. If termination is due to Mr. Weinhardt's permanent disability or an election by the Company not to the extend the agreement for an additional term, or if termination is otherwise by the Company and not for Cause (as defined in the agreement), he will be entitled for one year following the termination date to continued payment by the Company of the premiums on his life insurance policy and of his salary at the rate then in effect (reduced by any amounts payable under the Company's long-term disability policy), to continuation of health insurance and certain other fringe benefits for up to one year after his termination date, to any bonus earned at the time of termination, and to outplacement services. If termination is by Mr. Weinhardt's death or at his election, or is by the Company for Cause, he (or his estate) will be entitled only to salary earned as of the termination date, and the Company's other obligations to him under the agreement also will cease as of that date.

      Regardless of the time or circumstances of his employment termination, Mr. Weinhardt for five years thereafter is prohibited by the employment agreement from making any attempt to induce or encourage any employee of the Company or an affiliate to leave for employment with a competitor. The agreement also imposes confidentiality obligations upon Mr. Weinhardt, which continue indefinitely, and provides that any intellectual property developed or invented by him during the term of his employment will be the sole and exclusive property of the Company.

      In connection with his engagement by the Company, Mr. Weinhardt and the Company also entered into another agreement, providing for certain payments to him in the event that, within eighteen months after a change in control (as defined in such agreement), he or the Company should terminate his employment. Depending on the reason for termination and upon whether it is the Company or Mr. Weinhardt that terminates, either no payments would be required under the agreement or the amount of the required payments would be either 1.25 or 2.5 times the sum of (a) Mr. Weinhardt's annual base salary in effect at the termination date or, if higher, immediately preceding the change in control and (b) his average annual bonus for the three full Company fiscal years (or, if shorter, the entire period of his employment) immediately preceding the termination date or change in control. The agreement also provides for continuance of health, life, and similar insurance coverage for specified time periods following employment termination after a change in control and, under some circumstances, for outplacement services. In addition, it provides that, upon the occurrence of a change in control, all outstanding but theretofore unexercisable options to acquire Company stock held by Mr. Weinhardt would become immediately exercisable in full, and that each Company stock option held by Mr. Weinhardt would continue to be exercisable for six months following any termination of his employment within eighteen months after a change in control or such lesser period as the option would have been exercisable if his employment had not terminated.

      Each of the following other Executive Officers named in the Summary Compensation Table above: Robert C. Ballou, John D. Borseth, and Dennis H. Reckinger, has a severance agreement with the Company. Under the current terms of each severance arrangement, all of which are subject to change at the Company's discretion, if the covered executive were terminated by the Company other than for cause (as therein defined), he would be entitled to his salary at the rate in effect at the date of his termination and continuation of certain employee benefits for a specified severance period thereafter (6 months for Mr. Ballou; 12 months for Messrs. Borseth and Reckinger). Mr. Reckinger's severance agreement also includes a noncompetition agreement by him, effective for his entire severance period.

      Certain Information Concerning Stock Options. The table which follows provides information concerning grants of stock options made during the Company's last-ended fiscal year to each of the Executive Officers named in the Summary Compensation Table above.

                   Option/SAR Grants in Last Fiscal Year(1)
                   ----------------------------------------

                                                                                            Potential
                                                                                   Realizable Value at Assumed
                                            Individual Grants                     Appreciation for Option Term(3)
                         -----------------------------------------------------    -------------------------------
                          Securities    % of Total
                          Underlying   Options/SARs
                           Options/     Granted to    Exercise or
                             SARs      Employees in    Base Price   Expiration
         Name            Granted (#)    Fiscal Year      ($/Sh)       Date(2)        5% ($)       10% ($)
         ----            -----------   ------------   -----------   ---------        ------       -------
R. C. Ballou .........      2,000          11.8%        $9.4375     12/13/2005       $11,870      $30,082
                            4,000          23.5%        $8.25       12/16/2006       $20,754      $52,594
J. Garber ............      2,000          11.8%        $8.25       12/13/2006       $10,377      $26,297
D. H. Reckinger ......      1,000           5.9%        $9.4375     12/13/2005       $ 5,935      $15,041
                            1,500           8.8%        $8.25       12/19/2006       $ 7,783      $19,723

----------------
(1) The stock options reported in this table were granted under either the 1993 Management Stock Incentive Plan (the "1993 Plan") or the 1996 Employee Incentive Stock Plan (the "1996 Plan"). The 1993 Plan does not authorize the grant of so-called "freestanding" stock appreciation rights. While the 1996 Plan does authorize the use of such rights, no such rights were granted by the Company during fiscal 1996 under that or any other employee plan. Generally, all options granted under either the 1993 Plan or the 1996 Plan, including the options reported in this table, first become exercisable with respect to one-quarter of the shares covered by the option on each of the first, second, third, and fourth anniversaries of the date of grant and are exercisable only for cash, payable at the time of exercise. However, in the event of a Change in Control of the Company (as defined in the 1996 Plan), exercisability of the reported options may be accelerated.

                                      7


(2) The expiration date reported in this table is the latest possible expiration date for the option reported. If employment terminates earlier than the expiration date shown, the option may expire or be canceled at an earlier date.

(3) For each of columns 5% and 10%, "potential realizable value" represents potential gain (net of exercise price, but without any present value discount) based upon annual compound price appreciation at 5% or 10%, as applicable, through the full option term. The actual value, if any, which may be realized with respect to a reported option will be dependent upon the future performance of the Company and its Common Stock and overall market conditions. There can be no assurance that any values actually realized in the future will approximate the amounts reflected in either of these columns.


      The following table provides information concerning stock options exercised by the Executive Officers named in the Summary Compensation Table during fiscal 1996 and their holdings of options at fiscal year-end. Please note that the unexercised options reflected in the table below include the options reported in the immediately preceding table.

  Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                    Values
  -------------------------------------------------------------------------

                          Shares                 Number of Unexercised        Value of Unexercised
                         Acquired     Value      Options/SARs at Fiscal    in-the-Money Options/SARs
                            on      Realized          Year-End (#)         at Fiscal Year-End ($)(2)
                                               -------------------------   -------------------------
         Name            Exercise    ($) (1)   Exercisable/Unexercisable   Exercisable/Unexercisable
         ----            --------   --------   -------------------------   -------------------------
W. J. Weinhardt ......      -0-        -0-           25,000/75,000              $26,563/$79,688
R. C. Ballou .........      -0-        -0-              500/1,500                   -0-/-0-
J. D. Borseth ........      -0-        -0-            4,000/4,000                   -0-/-0-
J. Garber ............      750      $2,734           3,688/2,000                   -0-/-0-
D. H. Reckinger ......      -0-        -0-            1,312/3,838               $   188/$563

----------------
(1) For purposes of this column, "value" is determined for each exercised option by subtracting the exercise price from the NASDAQ-reported closing price for the Common Stock as of the exercise date.

(2) For purposes of this column, "value" is determined by subtracting the aggregate exercise price for the optioned shares from the product of that number of shares and the NASDAQ-reported closing price for the Common Stock as of the last business day of fiscal 1996.


      Newcor, Inc. Retirement Plan. This Plan provides vested participants a monthly retirement benefit equal to years of credited service times 1.1% of the participant's average monthly earnings (i.e., salary and bonus) for the highest consecutive 60-month period preceding retirement or other employment termination, subject to a limit imposed under the Internal Revenue Code upon the maximum annual compensation amount that may be taken into account for purposes of calculating benefits and to another Code limit upon the maximum annual pension amount that may be paid. Substantially all salaried employees of Newcor, Inc. are eligible to participate in the Retirement Plan. Participants are vested after five years of employment. The estimated credited years of service for the eligible executives named in the Summary Compensation Table are, respectively, as follows: Mr. Ballou, one year; Mr. Borseth, three years; Mr. Garber, five years; Mr. Reckinger, four years; Mr. Weinhardt, one year. Since January 1, 1997, the maximum annual compensation amount permitted by the Internal Revenue Code to be considered for calculating Retirement Plan benefits has been $160,000, subject to future adjustment in $10,000 increments as and when justified by increases in the cost-of-living. The Code limit on the maximum annual pension amount that may be paid to any participant currently is $125,000 per year, also subject to adjustment for future cost-of-living increases.

      The following table shows the estimated annual benefits (which are not subject to deduction for Social Security benefits or other amounts) payable under the Retirement Plan upon retirement at age 63 to persons in the compensation and years of service classifications indicated, with benefits computed on the basis of straight life annuities and without taking into account the Internal Revenue Code compensation limits discussed above. Please note that, under the Code as currently in effect, the benefits payable under the

Retirement Plan for average annual compensation above $160,000 would be the same as those reflected in the $160,000 row of the table, rather than as presented therein, except to the extent that a higher benefit amount may be required in order to preserve the benefit accrued for a given participant at December 31, 1993, and except to the extent that higher benefits become permissible due to cost-of-living adjustments.

                                      Retirement Plan Table
                                      ---------------------
                                           Years of Service
  Average      --------------------------------------------------------------------
   Annual
Compensation      10        15        20         25       30       35        40
------------      --        --        --         --       --       --        --
  $100,000     $11,000   $16,500   $ 22,000  $ 27,500  $ 33,000  $ 38,500  $ 44,000
  $125,000     $13,750   $20,625   $ 27,500  $ 34,375  $ 41,250  $ 48,125  $ 55,000
  $150,000     $16,500   $24,750   $ 33,000  $ 41,250  $ 49,500  $ 57,750  $ 66,000
  $160,000     $17,600   $26,400   $ 35,200  $ 44,000  $ 52,800  $ 61,600  $ 70,400
  $175,000     $19,250   $28,875   $ 38,500  $ 48,125  $ 57,750  $ 67,375  $ 77,000
  $200,000     $22,000   $33,000   $ 44,000  $ 55,000  $ 66,000  $ 77,000  $ 88,000
  $225,000     $24,750   $37,125   $ 49,500  $ 61,875  $ 74,250  $ 86,625  $ 99,000
  $250,000     $27,500   $41,250   $ 55,000  $ 68,750  $ 82,500  $ 96,250  $110,000
  $300,000     $33,000   $49,500   $ 66,000  $ 82,500  $ 99,000  $115,500  $132,000
  $350,000     $38,500   $57,750   $ 77,000  $ 96,250  $115,500  $134,750  $154,000
  $400,000     $44,000   $66,000   $ 88,000  $110,000  $132,000  $154,000  $176,000
  $450,000     $49,500   $74,250   $ 99,000  $123,750  $148,500  $173,250  $198,000
  $500,000     $55,000   $82,500   $110,000  $137,500  $165,000  $192,500  $220,000

Compensation Committee Report

      The report which follows is provided to shareholders by the members of the Compensation/Stock Option Committee of the Board of Directors
(hereinafter, the "Compensation Committee").

      General. The Compensation Committee has been a standing committee of the Board of Directors of Newcor, Inc. since 1978. Among its other duties, the Compensation Committee is charged with the responsibilities, subject to full Board of Directors' approval, of establishing, periodically reevaluating and (as appropriate) adjusting, and administering Company policies concerning the compensation of management personnel, including the CEO and all other Executive Officers. In discharging such duties, the Compensation Committee is responsible for annually determining and recommending to the full Board the annual salary for each Executive Officer and for establishing the criteria under which cash incentive bonuses may be paid to such executives for the year.

      The Compensation Committee also is responsible for administering the Company's option and similar plans for employees, including its 1993 Management Stock Incentive Plan, as amended (the "1993 Stock Plan") and its 1996 Employee Incentive Stock Plan, (the "1996 Stock Plan").

      For a number of years, including fiscal 1996, a basic tenet of the Company's compensation policy as set by the Compensation Committee has been that a substantial portion of the annual compensation of Executive Officers, as well as other higher-level personnel, should be directly linked to operating performance for the year. This policy is implemented through a management incentive cash bonus plan (the "Cash Incentive Plan"). The Company's stock-related plans enable the Compensation Committee to further another basic tenet of the Company's compensation philosophy concerning Executive Officers and other management personnel: that a significant component of potential compensation for such key employees should be tied to the value of the Common Stock, in order to closely align the interests of such employees with those of the shareholders and provide an incentive for increasing stock value over the long term.

      Overall, during fiscal 1996 as in prior years, the Executive Officer compensation policies administered by the Compensation Committee have been aimed at providing Executive Officers with compensation opportunities competitive with those provided executives with comparable experience and responsibilities at other companies operating in the Company's business segments, while at the same time tying a substantial portion of such potential compensation to the achievement of performance goals determined by the Compensation Committee and to the increase in Common Stock values.

      Salaries. For an employee who first joins the Company at the level of an Executive Officer, starting salary (as well as other components of initial compensation) normally is negotiated with the new executive by the Company's CEO (or its Chairman, if the new executive will be the CEO), in consultation with and under the direction of the Compensation Committee and subject to full Board approval. For other Executive Officers, the Compensation Committee annually formulates recommendations for salary adjustments based on the recommendations of management (except for CEO salary), adjustments in the cost-of-living index, changes in the scope of the services rendered by the Executive Officers, if any, and the judgment of the members of the Compensation Committee, all of whom have contacts in the industry. The Compensation Committee may also give some consideration during its salary deliberations to the extent of the Company's success in meeting earnings per share goals and the performance of the Common Stock during the preceding fiscal year. Since no new Executive Officers were first engaged during fiscal 1996, the Compensation Committee's fiscal 1996 deliberations concerning Executive Officer salaries focused solely on adjustments, based on the factors described above.

      After reviewing these factors for Mr. Weinhardt after his first year with the Company, the Compensation Committee recommended a 4% increase in his salary, effective March 1, 1996. After reviewing these factors for the other Executive Officers early in the fiscal year, the Compensation Committee recommended fiscal 1996 salary increases ranging from 4.5% to 5.0%, except for Mr. Reckinger who received a 15% increase reflecting his promotion to the level of an Executive Officer for fiscal 1996 and for Mr. Ballou, whose 1996 salary was maintained at the level negotiated with him (under the procedures described above) when he joined the Company in the last month of fiscal 1995.

      Cash Incentive Plan. All current Executive Officers were eligible to participate in the Cash Incentive Plan for fiscal 1996. Under the plan as in effect for that year, target and minimum thresholds for fiscal 1996 profit before tax ("PBT") and working capital turnover ("WCT"), both for the Company as a whole and for individual Company operating groups or divisions, were established before the start of the year. In addition, the Compensation Committee established individualized fiscal 1996 performance criteria for Mr. Weinhardt and approved individualized criteria established by him for each of the other Executive Officers. Mr. Weinhardt's individual goals related to implementing continuous improvement and strategically repositioning the Company through acquisitions and divestitures; goals for other Executive Officers related to achieving unit financial plans and establishing continuous improvement programs, as appropriate for their positions.

      For Mr. Weinhardt and those other Executive Officers who are not Group Vice Presidents, the maximum cash bonus which then could be received for the year under the Cash Incentive Plan depended upon the extent to which the threshold PBT and WCT "performance points" for the Company were met or exceeded and, to a lesser extent, on the Compensation Committee's assessment of the executive's performance for the year in light of the individualized criteria previously established for him. Maximum cash bonuses under the plan for those Executive Officers who are Group Vice Presidents depended upon the same factors, but to a greater extent also upon the extent to which the threshold PBT and WCT performance points for the executive's particular group were met or exceeded. Regardless of the strength of an executive's individual performance, no bonus was permissible unless at least one of the threshold performance points applicable to the executive was achieved.

      Mr. Borseth was awarded a special bonus award of $100,000 for his involvement in the successful divestiture of two of the Company's units during the 1996 fiscal year. All other cash bonus awards to Executive Officers for fiscal 1996 were determined by the Compensation Committee in accordance with the Cash Incentive Plan, based entirely upon the factors described above. For Mr. Weinhardt, applying those factors resulted in a cash bonus award equal to 68% of his 1996 salary. Applying those factors for the other Executive Officers resulted in awards ranging from 18% to 50% of salary.

      Options and Stock Awards. The 1993 Stock Plan establishes a "Voluntary Program" under which, if afforded the opportunity to do so by the Compensation Committee and subject to limits on available shares imposed by the plan or which may be imposed by the Committee, an eligible employee awarded a cash bonus under the Cash Incentive Plan may elect to forego or return to the Company some or all of such bonus and receive, in lieu thereof, transfer-restricted but nonforfeitable shares of Common Stock having a fair market value equal to the cash amount given up and a nonqualified stock option covering two additional shares for each restricted share received. The 1993 Stock Plan also contemplates a "Discretionary Program" under which the Compensation Committee has authority, in its sole discretion and at such times as it deems appropriate, to grant nonqualified stock options to key employees judged by the Committee to be likely to contribute materially to the Company's future success. Similar Voluntary and Discretionary Programs also are administered by the Compensation Committee under the 1996 Stock Plan, which was approved by the stockholders at the Company's 1996 annual meeting.

      Early in fiscal 1996, the Compensation Committee considered the grant of options to Executive Officers, as well as other employees, under the Discretionary Program of the 1993 Stock Plan. Factors taken into account during those deliberations were the eligibility requirements of the plan, the limited number of shares remaining available for awards under the plan, the extent of discretionary option grants previously made under Company plans to these executives, and the Committee's general preference for implementing the plan through its Voluntary Program. After considering these factors, the Compensation Committee determined to grant the discretionary options covering an aggregate 3,000 shares of Common Stock reported in the Summary Compensation Table for Executive Officers named therein and also determined to grant a discretionary option covering 1,000 shares to another Executive Officer. No additional discretionary options were granted to Mr. Weinhardt at that time in light of the fiscal 1995 grant made to him in connection with his engagement as CEO.

      Because of the Compensation Committee's preference for implementing these stock plans through their Voluntary Program, all Executive Officers, as well as certain other employees, after the end of fiscal 1996 were permitted to participate in the Voluntary Program of the 1996 Stock Plan with respect to their fiscal 1996 cash bonuses. Messrs. Ballou, Garber and Reckinger elected to participate in this program and accordingly, as reported in the Summary Compensation Table, each received options on two shares for each restricted share acquired by him in lieu of cash bonus.

      Certain Tax Developments. In mid-1993, a new Section 162(m) was added to the Internal Revenue Code. Subject to certain exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), Section 162(m) prohibits the deduction of compensation in excess of $1 million paid in any year beginning with 1994 by a publicly-held corporation to any executive named in the company's Summary Compensation Table for the year. For fiscal 1996, the compensation paid to each of the Company's Executive Officers was well below $1 million, and the Committee expects the same will be true for the current fiscal year. Consequently, for the present the Committee has decided to defer consideration of compensation policies relating to Section 162(m).

                  Compensation/Stock Option Committee Members:
                             Kurt O. Tech, Chairman
                               Jerry D. Campbell
                                 Jack R. Lousma

Compensation Committee Interlocks and Insider Participation

      The current members of the Compensation Committee, Messrs. Tech, Campbell, and Lousma, also comprised that committee throughout fiscal 1996. None of these Directors is or ever has been an officer or employee of the Company or any affiliate. As previously noted, William A. Lawson also is entitled to attend all meetings of the Compensation Committee by virtue of his position as Chairman of the Board, but he is not and never has been a voting member of that committee. Mr. Lawson is an Executive Officer and until March 1, 1995 also was an employee of the Company.

Performance Graph

      The graph which follows charts the yearly percentage change in cumulative total shareholder return on an investment in the Company's Common Stock against each of the Standard & Poor's 500 Index and a weighted average of the Dow Jones Factory Equipment Industry Group Index and Dow Jones Automobile Parts Industry Group Index, in each case, assuming an investment of $100 on October 31, 1991, and cumulation and reinvestment of all dividends paid thereafter through October 31, 1996.

                Comparison of Five Year Cumulative Total Return
  Newcor, Inc. Common Stock, S&P 500 Index, and Weighted Average of Dow Jones Factory Equipment Industry Group Index and Dow Jones Automobile Parts Industry
                                  Group Index*

                             [ Performance Graph ]

                         10/31/91  10/31/92  10/31/93  10/31/94  10/31/95  10/31/96
                         --------  --------  --------  --------  --------  --------
Newcor, Inc. .........   $100.00   $157.15   $253.20   $139.98   $160.35    $171.68
S&P 500 ..............   $100.00   $109.97   $126.39   $131.28   $165.99    $205.99
Weighted Average .....   $100.00   $122.59   $157.78   $137.30   $148.54    $160.33

* Weighted Average is calculated each year     ____     Newcor, Inc.
  based on the percentage of Newcor,           - - - -  S&P 500 Index
  Inc.'s sales for that year by its            _  _  _  Weighted Average of
  Special Machines segment (Factory                     Dow Jones Factory
  and Dow Equipment) and its Precision                  Equipment Industry
  Parts segment (Automobile Parts).                     Group Index
                                                        Jones Automobile Parts
                                                        Industry Group Index *
Directors' Compensation

      The Chairman of the Board is paid a quarterly retainer of $7,125 and non-employee Directors other than the Chairman are paid quarterly retainers of $3,800, in each case reduced by the cost of any medical/dental benefits provided to such Director by the Company. Non-employee Directors also receive a fee of $750 for each Board meeting attended and a fee of $700 for each committee meeting attended. Committee chairmen are paid an annual fee as follows: Executive Committee (Mr. Lawson), none; Finance Committee (Mr. Campbell), $850; Compensation/Stock Option Committee (Mr. Tech), $1,000; Audit Committee (Mr. Lousma), $700. Directors may elect to defer all or a portion of their fees, without interest, for payment in the future and are also reimbursed for travel and other expenses relating to their attendance at board and committee meetings.

      In addition, subject to the share limits set forth in the Company's 1996 Non-Employee Directors Stock Option Plan (the "Directors Option Plan"), which was approved by the shareholders last year, at the adjournment of each organizational meeting of the Board following an annual meeting, each person then serving as a non-employee director of the Company automatically is granted under this plan an option covering 1,000 shares of Common Stock. All options so granted have per share exercise prices equal to a share's grant date Fair Market Value (as defined in the Directors Option
Plan), have maximum terms of 10 years, and are exercisable only for cash. Except in the event of a Change in Control (as therein defined), which would accelerate exercisability of all options then outstanding, each option granted under the Directors Stock Plan first becomes exercisable with respect to one-quarter of the shares covered by the option on each of the first, second, third and fourth anniversaries of the date of the award. Options exercisable at the time a grantee leaves the Board would continue to be exercisable for one year or, if earlier, until the tenth anniversary of grant. Options not exercisable at the time a grantee leaves the Board would expire at that time.

      The Company also maintains a plan which provides retirement benefits to those non-employee Directors who retire from Board service on or after age 65 and after at least 10 years of service as a Director, or if such a Director dies while actively serving as a Director. The plan currently provides quarterly payments equal to 70% of the maximum quarterly retainer paid to active Directors. The only Director eligible for benefits if he were to retire immediately is Mr. Tech.

Other Matters

      The management of the Company is not aware of other business that will be presented to the Annual Meeting. If any such matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

      Directors and Executive Officers of the Company and certain beneficial owners of more than 10% of its Common Stock are required to file initial reports of ownership and reports of changes in ownership of Company securities pursuant to Section 16(a) of the Securities Exchange Act of 1934. Since May 1, 1991, such persons also have been required to provide the Company with copies of such reports. The Company has reviewed all such report copies as it has received from persons known to the Company to be (or during fiscal year 1996 to have been) subject to these Section 16(a) provisions and also has received and reviewed written representations from some such persons to the effect that other reports have not been required of them. Based solely on such review, the Company believes that all required reports for fiscal 1996 were timely filed.

Proposals for 1998 Annual Meeting

      A shareholder desiring that a proposal, otherwise proper for presentation at such meeting, be presented at the Annual Meeting of Shareholders in 1998, must send such proposal to the Company so that it is received by October 6, 1997.

Miscellaneous

      Financial statements of the Company for the year ended October 31, 1996, are included in the Annual Report which accompanies this Proxy Statement.

      A complete list of the shareholders of record entitled to vote at the Annual Meeting will be open and available for examination by any shareholder, for any purpose germane to the meeting, between 9:00 a.m. and 5:00 p.m. at the principal offices of the Company at 1825 S. Woodward, Suite 240, Bloomfield Hills, Michigan, for ten days prior to the meeting.

      It is important that proxies be returned promptly. Therefore, you are urged to mark, sign and return the enclosed proxy to Newcor, Inc., c/o ChaseMellon Shareholder Services, Midtown Station, Post Office Box 930, New York, New York 10138-0730.

                                            /s/ Thomas D. Parker
                                            ---------------------------
                                            Thomas D. Parker, Secretary

February 3, 1997

PROXY

                                NEWCOR, INC.
               Annual Meeting of Shareholders of Newcor, Inc.

         This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints WILLIAM A. LAWSON and W. JOHN WEINHARDT as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Newcor, Inc. which the undersigned has power to vote, at the Annual Meeting of Shareholders to be held March 5, 1997 and any adjournment thereof (the "Annual Meeting").



                 (continued, and to be signed on other side)



                             FOLD AND DETACH HERE

This Proxy when properly executed will be voted in the manner directed. If no direction is made, this Proxy will be voted FOR the election as Directors of the nominees listed below, and in the discretion of the Proxies upon such other business as may properly come before the Annual Meeting.



Please mark your votes as indicated in this example /X/


1. Election of Directors Duly Nominated:  J.R. Lousma,  R.A. Smith,  K.O. Tech

     FOR all                     WITHHELD
     nominees listed             AUTHORITY
     above except as             to vote for all
     marked to the               nominees
     contrary.                   listed above.


     /    /                      /    /


(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the space provide below.)

-----------------------------------------------------------------------------

2. In the discretion of the Proxies upon such other business as may properly come before the annual meeting.



The undersigned acknowledges receipt of the Notice and Proxy Statement dated February 3, 1997 and hereby revokes all Proxies heretofore given to vote at said meeting and any adjournments.

Please mark, sign, date and return Proxy Card promptly using the enclosed envelope.


Signature_______________________Signature if held jointly_____________________

Date_________________________

NOTE: Please sign exactly as name appears hereon. Executors, administrators, trustee, etc. should give full title as such. If the shareholder is a corporation, please give full corporation name and signature of a duly authorized officer.



                             FOLD AND DETACH HERE